Exhibit 99

Media Contact:
Christy Phillips-Brown 704.383.8178

Investor Contacts:
Alice Lehman 704.374.4139
Ellen Taylor 212.214.1904

Press Release Thursday, July 24, 2008
WACHOVIA ANNOUNCES TOM WURTZ STEPPING DOWN AS CFO; COMPANY TO CONDUCT IMMEDIATE SEARCH FOR REPLACEMENT

CHARLOTTE, N.C. – Wachovia announced today that Thomas J. Wurtz plans to leave Wachovia as Chief Financial Officer (CFO) after a successor is named to the role. The company will begin an immediate search for a replacement.

“I want to personally thank Tom for his many contributions to Wachovia,” said Robert K. Steel, President and CEO of Wachovia. “Tom has been a professional partner and colleague and we are grateful for all he has done for the company.”

Wurtz added, “I’m honored that I had the privilege to serve Wachovia as CFO for the past two and half years and as Treasurer for seven years. Wachovia is an excellent company with a very bright future. In the past few weeks, I have enjoyed working with Bob. His strong leadership will help the company build on its core strengths and emerge successfully from the current environment.”

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $812.4 billion and market capitalization of $33.5 billion at June 30, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 14,600 financial advisors in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.